                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
           12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       Commission File Number: 333-119363

                               AUTOCAM CORPORATION
             (Exact name of registrant as specified in its charter)

                         4436 Broadmoor Avenue Southeast
                            Kentwood, Michigan 49512
                                 (616) 698-0707
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   10.875% SENIOR SUBORDINATED NOTES DUE 2014
            (Title of each class of securities covered by this Form)

                                      NONE
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [ ]        Rule 12h-3(b)(1)(ii)      [ ]
           Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(2)(i)       [ ]
           Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(ii)      [ ]
           Rule 12g-4(a)(2)(ii)      [ ]        Rule 15d-6                [ ]
           Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:
7

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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Autocam Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    AUTOCAM CORPORATION


Date: March 6, 2007                 By: /S/ John C. Kennedy
                                       ----------------------------------------
                                    Name:  John C. Kennedy
                                    Title: President and Chief Executive Officer


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